Exhibit 99.11










                     THE TRAVELERS SAVINGS, INVESTMENT
                          AND STOCK OWNERSHIP PLAN


                            Annual Report to the
                     Securities and Exchange Commission


                             December 31, 1994

         THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN

                                  CONTENTS
                                  --------


                                                                            Page
                                                                            ----

Independent Auditors' Reports                                                 1

Financial Statements:

   Statement of Net Assets Available for Plan Benefits as of
     December 31, 1994 and 1993                                               3
   Statements of Changes in Net Assets Available for Plan Benefits with
     Fund Information for the Years Ended December 31, 1994, 1993 and 1992    4

   Notes to Financial Statements                                              7

Supplemental Schedule:

     Item 27a-Schedule of Assets Held for Investment Purposes at
       December 31, 1994                                                     15

                        Independent Auditors' Report
                        ----------------------------



To the Trustees and Participants of
The Travelers Savings, Investment and Stock Ownership Plan:

We have audited the accompanying statement of net assets available for plan benefits of The Travelers Savings, Investment and Stock Ownership Plan as of December 31, 1994, and the related statement of changes in net assets available for plan benefits with fund information for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits as of December 31, 1994, and the changes in net assets available for plan benefits for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 3 to the financial statements, net assets available for plan benefits include securities valued at $235,303,415 (26.2% of net assets) whose values have been estimated by the trustee of ESOP (Fund 9) in the absence of readily ascertainable market values. We have reviewed the procedures used by the trustee in arriving at its estimate of value of such securities and have inspected the underlying documentation and, in the circumstances, we believe the procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of December 31, 1994 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the changes in net assets available for plan benefits of each fund. The supplemental schedule and fund information have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.



/s/ KPMG PEAT MARWICK LLP
Hartford, Connecticut
June 29, 1995

Coopers
& Lybrand ["LOGO"]




                              REPORT OF INDEPENDENT ACCOUNTANTS
                              ---------------------------------


To the Trustee and Participants of
   The Travelers Savings, Investment and Stock Ownership Plan:

We have audited the accompanying financial statements of The Travelers Savings, Investment and Stock Ownership Plan as listed in the contents to the financial statements as of December 31, 1993 and for each of the two years in the period ended December 31, 1993. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the statement of net assets available for plan benefits as of December 31, 1993 and the related statements of changes in net assets available for plan benefits for each of the two years in the period ended December 31, 1993, as listed in the contents to the financial statements in conformity with generally accepted accounting principles.

As more fully described in Note 3 to the financial statements, in 1993, the Plan changed its method of accounting for amounts allocated to participants who have elected to withdraw from the Plan but have not yet been paid.

As explained in Note 3, net assets available for plan benefits of ESOP (Fund 9) and total net assets available for plan benefits include securities valued at $264,385,860 (28.6% of total net assets available for plan benefits) whose values have been estimated by the trustees of ESOP (Fund 9) in the absence of readily ascertainable market values. We have reviewed the procedures used by the trustee in arriving at its estimate of value of such securities and have inspected underlying documentation and, in the circumstances, we believe the procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

/s/ COOPERS & LYBRAND

Hartford, Connecticut
March 18, 1994


                                         THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN
                                             STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                                      AS OF DECEMBER 31, 1994 AND 1993

                                                                            1994                   1993
                                                                            ----                   ----
Assets:
  Investments:
      At fair value:
        Investment in common stock of
          Travelers Group Inc.
          (cost $189,150,418 and $186,847,410)                      $    158,401,227        $    186,847,410
        Investment in State Street Global Advisors
          Flagship Fund
          (cost $44,874,039 and $44,908,010)                              45,496,180              44,908,010
        Investment in State Street Global Advisors
          Russell 2000 Fund (cost $30,175,512 and $28,058,276)            29,660,853              28,058,276
        Loans receivable from participants                                22,191,958              21,493,743
        Short-term investments                                             3,885,277               4,240,811
    At estimated fair value:
        Investment in Series C preferred stock of
          Travelers Group Inc.
          (cost $235,131,079 and $264,385,860)                           235,303,415             264,385,860
    At contract value:
        Amounts held by The Travelers Insurance
          Company under group annuity contracts                          504,584,794             501,462,150
                                                                    ----------------        ----------------
  Total investments                                                      999,523,704           1,051,396,260
                                                                    ----------------        ----------------
    Receivables:
        Contributions receivable from employees                              930,129                 378,694
        Contributions receivable from employer                             4,180,611               6,607,039
        Receivable for investments sold                                            -               2,674,359
        Investment income accrued                                             52,147                  31,934
                                                                      --------------          --------------
  Total assets                                                         1,004,686,591           1,061,088,286

                                                                      --------------          --------------
  Liabilities:
    Forfeiture credits due to employer                                    10,209,540               9,103,650
    ESOP note payable                                                     97,200,000             124,900,000
    Payable for investments purchased                                              -                 792,074
    Accrued interest payable                                                 486,486                 346,696
    Other liabilities                                                              -                  53,908
                                                                      --------------          --------------

  Total liabilities                                                      107,896,026             135,196,328

                                                                      --------------          --------------
  Net assets available for plan benefits                            $    896,790,565        $    925,891,958
                                                                    ================        ================


                         See accompanying notes to financial statements.

                                              THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN
                                 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS WITH FUND INFORMATION
                                                         FOR THE YEAR ENDED DECEMBER 31, 1994


                                                                                    Participant Directed
                                                        --------------------------------------------------------------------------
                                                                      Company
                                                                       Common            Fixed       The S&P 500      The Russell
                                                      Fixed             Stock             IRA       Flagship Fund      2000 Fund
                                                     (Fund  2)        (Fund 3)          (Fund 6)       (Fund 7)         (Fund 8)
                                                     ---------        --------          -------       --------         --------
Additions to net assets attributed to:
  Investment income
    Dividends                                       $          -    $  3,117,367    $          -    $          -    $          -
    Interest                                          29,233,937               -       4,838,487               -               -

  Net appreciation (depreciation) in the fair value
     of investments                                            -    (30,915,286)               -         643,537        (596,379)
  Contributions by employees                          37,335,650       6,273,577               -       5,223,612       4,578,936
  Contributions by employer                                    -               -               -               -               -
                                                    ------------    ------------    ------------    ------------    ------------
      Total Additions                                 66,569,587    (21,524,342)       4,838,487       5,867,149       3,982,557
                                                    ------------    -----------     ------------    ------------    ------------

  Distributions to employees                          54,743,643      13,802,052       6,116,856       4,483,666       3,400,367
  Employer contributions forfeited                             -               -               -               -               -
  Interest expense                                             -               -               -               -               -
                                                    ------------    ------------    ------------    ------------    ------------

      Total Deductions                                54,743,643      13,802,052       6,116,856       4,483,666       3,400,367
                                                    ------------    ------------    ------------    ------------    ------------

Interfund transfers                                  (5,000,616)       6,170,149               -       (658,143)         569,778
                                                    ------------    ------------    ------------    ------------    ------------

Net increase (decrease)                                6,825,328    (29,156,245)     (1,278,369)         725,340       1,151,968
Net assets available for benefits
  Beginning of year                                  453,672,695     189,332,919      67,443,858      44,780,520      28,526,368
                                                    ------------    ------------    ------------    ------------    ------------

  End of year                                      $ 460,498,023   $ 160,176,674   $  66,165,489    $ 45,505,860    $ 29,678,336
                                                   =============   =============   =============    ============    ============

                                                                Non-
                                                            Participant
                                                              Directed
                                                              --------


                                                               ESOP
                                                              (Fund 9)        Total
                                                             --------         -----
Additions to net assets attributed to:
  Investment income
    Dividends                                               $19,961,132     $23,078,499
    Interest                                                    130,620      34,203,044

  Net appreciation (depreciation) in the fair value
     of investments                                         (29,082,445)    (59,950,573)
  Contributions by employees                                          -      53,411,775
  Contributions by employer                                  20,513,764      20,513,764
                                                            -----------      ----------
      Total Additions                                        11,523,071      71,256,509
                                                            -----------      ----------

  Distributions to employees                                 12,327,918      94,874,502
  Employer contributions forfeited                            1,354,947       1,354,947
  Interest expense                                            4,128,453       4,128,453
                                                            -----------     -----------

      Total Deductions                                       17,811,318     100,357,902
                                                            -----------     -----------

Interfund transfers                                          (1,081,168)              -
                                                            -----------     -----------

Net increase (decrease)                                      (7,369,415)    (29,101,393)
Net assets available for benefits
  Beginning of year                                         142,135,598     925,891,958
                                                            -----------     -----------

  End of year                                              $134,766,183   $ 896,790,565
                                                           ============   =============

                        See accompanying notes to financial statements.

                                              THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN
                                 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS WITH FUND INFORMATION
                                                         FOR THE YEAR ENDED DECEMBER 31, 1993

                                                                                    Participant Directed
                                                        -------------------------------------------------------------------------
                                                                     Company
                                                                     Common           Fixed          The S&P 500      The Russell
                                                       Fixed           Stock           IRA           Flagship Fund     2000 Fund
                                                     (Fund  2)        (Fund 3)       (Fund 6)          (Fund 7)         (Fund 8)
                                                     ---------        --------       --------          --------         --------
Additions to net assets attributed to:
  Investment income
    Dividends                                       $          -    $  9,665,182    $          -    $          -     $          -
    Interest                                          31,497,860           4,178       5,246,045               -                -

  Net appreciation in the fair value of investments            -      24,017,461               -       3,961,000        3,811,908

  Contributions by employees                          37,352,528       6,884,796               -       6,485,141        4,269,319
  Contributions by employer                                    -               -               -               -                -
                                                    ------------    ------------    ------------    ------------    -------------


      Total Additions                                 68,850,388      40,571,617       5,246,045      10,446,141        8,081,227
                                                    ------------    ------------    ------------    ------------    -------------

  Distributions to employees                          35,216,739      11,052,774       5,062,897       2,717,593        1,356,903
  Employer contributions forfeited                        30,046         372,080               -               -                -
  Interest expense                                             -               -               -               -                -
                                                    ------------    ------------    ------------    ------------    -------------

      Total Deductions                                35,246,785      11,424,854       5,062,897       2,717,593        1,356,903
                                                    ------------    ------------    ------------    ------------    -------------


Cumulative effect of change in accounting method     137,818,152      47,625,561       2,697,788      10,358,837        5,144,446
Interfund transfers                                    7,729,830     (8,660,167)               -     (2,011,193)        2,941,530
                                                    ------------    ------------    ------------    ------------    -------------
Net increase                                         179,151,585      68,112,157       2,880,936      16,076,192       14,810,300
Net assets available for benefits
  Beginning of year                                  274,521,110     121,220,762      64,562,922      28,704,328       13,716,068
                                                    ------------    ------------    ------------    ------------    -------------


  End of year                                      $ 453,672,695   $ 189,332,919   $  67,443,858     $44,780,520     $ 28,526,368
                                                   =============   =============   =============    ============    =============

                                                        Non-
                                                     Participant
                                                      Directed
                                                      --------

                                                        ESOP
                                                      (Fund 9)          Total
                                                      --------          -----
Additions to net assets attributed to:
  Investment income
    Dividends                                        $ 19,689,657    $ 29,354,839
    Interest                                               69,574      36,817,657

  Net appreciation in the fair value of investments    17,517,503      49,307,872

  Contributions by employees                                    -      54,991,784
  Contributions by employer                            16,511,979      16,511,979
                                                      -----------     -----------


      Total Additions                                  53,788,713     186,984,131
                                                      -----------     -----------

  Distributions to employees                            9,752,466      65,159,372
  Employer contributions forfeited                      3,568,192       3,970,318
  Interest expense                                      3,623,201       3,623,201
                                                      -----------     -----------

      Total Deductions                                 16,943,859      72,752,891
                                                      -----------     -----------


Cumulative effect of change in accounting method       11,732,493     215,377,277
Interfund transfers                                             -               -
                                                      -----------     -----------
Net increase                                           48,577,347     329,608,517
Net assets available for benefits
  Beginning of year                                    93,558,251     596,283,441
                                                       ----------    ------------


  End of year                                        $142,135,598    $925,891,958
                                                     ============    ============

                         See accompanying notes to financial statements.

                                              THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN
                                 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS WITH FUND INFORMATION
                                                         FOR THE YEAR ENDED DECEMBER 31, 1992


                                                                                    Participant Directed
                                                        -------------------------------------------------------------------------
                                                                      Company
                                                                       Common         Fixed           The S&P 500     The Russell
                                                      Fixed            Stock           IRA           Flagship Fund     2000 Fund
                                                     (Fund  2)        (Fund 3)       (Fund 6)           (Fund 7)        (Fund 8)
                                                     ---------        --------       --------           --------        --------
Additions to net assets attributed to:
  Investment income
    Dividends                                       $          -    $  9,812,405    $          -    $          -    $           -
    Interest                                          31,756,494           5,967       5,535,467               -                -

  Net appreciation in the fair value of investments            -      35,230,612               -       2,716,125        2,635,646

  Contributions by employees                          41,313,437       6,814,174               -       6,014,167        2,811,436
  Contributions by employer                                    -               -               -               -                -
                                                    ------------    ------------    ------------    ------------     ------------
      Total Additions                                 73,069,931      51,863,158       5,535,467       8,730,292        5,447,082
                                                    ------------    ------------    ------------    ------------     ------------


  Distributions to employees                          61,213,882      24,188,803       5,647,767       4,958,863        3,262,755
  Employer contributions forfeited                        32,443     (2,299,894)               -               -                -
  Interest expense                                             -               -               -               -                -
                                                    ------------    ------------    ------------    ------------     ------------
      Total Deductions                                61,246,325      21,888,909       5,647,767       4,958,863        3,262,755
                                                    ------------    ------------    ------------    ------------     ------------


Interfund transfers                                    7,478,322     (9,476,629)               -         455,037        1,543,270
                                                    ------------    ------------    ------------    ------------     ------------
Net increase (decrease)                               19,301,928      20,497,620       (112,300)       4,226,466        3,727,597

Net assets available for benefits
  Beginning of year                                  255,219,182     100,723,142      64,675,222      24,477,862        9,988,471
                                                    ------------    ------------    ------------    ------------     ------------


  End of year                                      $ 274,521,110    $121,220,762     $64,562,922     $28,704,328      $13,716,068
                                                   =============   =============   =============    ============     ============

                                                         Non-
                                                     Participant
                                                      Directed
                                                      --------

                                                        ESOP
                                                      (Fund 9)             Total
                                                      --------             -----
Additions to net assets attributed to:
  Investment income
    Dividends                                       $ 18,811,734      $ 28,624,139
    Interest                                              68,129        37,366,057

  Net appreciation in the fair value of investments   11,737,308        52,319,691

  Contributions by employees                                   -        56,953,214
  Contributions by employer                           31,734,012        31,734,012
                                                    ------------      ------------
      Total Additions                                 62,351,183       206,997,113
                                                    ------------      ------------


  Distributions to employees                          16,933,477       116,205,547
  Employer contributions forfeited                     4,315,158         2,047,707
  Interest expense                                     5,055,585         5,055,585
                                                    ------------      ------------
      Total Deductions                                26,304,220       123,308,839
                                                    ------------      ------------


Interfund transfers                                            -                 -
                                                    ------------      ------------
Net increase (decrease)                               36,046,963        83,688,274

Net assets available for benefits
  Beginning of year                                   57,511,288       512,595,167
                                                    ------------      ------------

  End of year                                        $93,558,251      $596,283,441
                                                    ============      ============

                             See accompanying notes to financial statements.

         THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN

                       NOTES TO FINANCIAL STATEMENTS

1.   PLAN DESCRIPTION

   The Travelers Savings and Investment Plan was adopted as of October 1, 1970 and, effective June 15, 1989, was renamed The Travelers Savings, Investment and Stock Ownership Plan (the Plan). The Plan is a qualified defined contribution plan under Section 401(a) of the Internal Revenue Code. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Cash or deferred contributions may be made to the Plan under Section 401(k) of the Internal Revenue Code.

   On December 31, 1993, The Travelers Corporation was merged into Primerica Corporation which was ultimately renamed Travelers Group Inc. This was effected through the exchange of .80423 shares of Travelers Group Inc. common stock for each share of Travelers Corporation common stock (the merger). All subsidiaries of the former Travelers Corporation were contributed to The Travelers Insurance Group Inc.
   (TIG), a second tier subsidiary of Travelers Group Inc.

   Employees of TIG and certain of its subsidiaries and former subsidiaries (the Company) over age 21 are eligible to participate in the Plan after completing six months of service with the Company. Eligible employees may authorize regular payroll deduction or elect to tax defer a portion of their salary subject to the maximum limitations set forth in the Internal Revenue Code. These deductions can be made in any whole percent and in total cannot exceed 15% of annual salary. Effective April 1, 1993, the Company matches 50% of the first 5% of tax deferred contributions by employees who were first hired before January 31, 1994 and participated in the Plan or The Pension Plan for Salaried Employees of The Travelers Corporation (the Pension Plan). The Company's matching contribution may be increased to up to 150% of the first 5% of tax deferred contributions by employees depending on the Company's annual profitability. Prior to April 1, 1993, the Company's matching contribution was 100% of the first 5% of tax deferred contributions by employees. For employees who were first hired on or after January 31, 1994 or former employees who are re-hired on or after January 31, 1994 who did not previously participate in the Plan or the Pension Plan, the Company's matching contribution is 100% of pre-tax contributions up to an annual maximum of $1,000.

   Participants are 100% vested in their employee contributions. Full vesting of employer contributions generally occurs after completion of 5 years of service to the Company. If the Plan is terminated or if contributions are completely discontinued, each participant's interest in that portion of their account balance attributable to Company contributions shall become fully vested.

   Prior to January 1, 1990, employer contributions were invested principally in common stock of The Travelers Corporation that was held in Common Stock (Fund 3). Effective January 1, 1990, employer contributions were invested principally in The Travelers Corporation's $4.53 Series A ESOP Convertible Preference Stock (Series A Preference Stock). Effective December 31, 1993, employer contributions are invested in Travelers Group Inc.'s $4.53 ESOP Convertible Preferred Stock, Series C, $1.00 par value (Series C Preferred Stock).

   On June 15, 1989, the Plan was amended to include an Employee Stock Ownership Plan (the ESOP). On June 21, 1989, the ESOP borrowed $200 million, at a variable interest rate, from Chase Manhattan Bank. The variable interest rate, which is adjusted monthly, was 5.46% and 3.0281% as of December 31, 1994 and 1993, respectively. Increasing semi-annual payments that began January 1, 1990 will fully amortize the debt by July 1, 1997. Principal payments made during 1994 and 1993 totaled $27.7 million and $23.8 million, respectively. The minimum principal payments to be made in 1995, 1996 and 1997 are $29.9 million, $32.4 million and $34.9 million, respectively. The loan is guaranteed by Travelers Group Inc.

         THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN

1.   PLAN DESCRIPTION, Continued

   On June 21, 1989, the trustee for the ESOP, Shawmut Bank, purchased 3,755,869 shares of Series A Preference Stock for the ESOP for $200 million with the proceeds of the loan. On December 31, 1993, in conjunction with the merger, the shares of Series A Preference Stock were converted into shares of Series C Preferred Stock, which have substantially the same rights and privileges as the shares so converted. The Series C Preferred Stock is pledged as collateral for the loan and is being released from collateral as the loan is repaid. The company matches tax deferred contributions by employees as described above with the Series C Preferred Stock valued at the greater of its minimum value of $53.25 per share or the estimated fair value of the Series C Preferred Stock determined as described in note 3. Each share of Series C Preferred Stock is guaranteed by Travelers Group Inc. at a minimum value of $53.25 and is entitled to receive a cumulative annual dividend of $4.53. Such dividends are reinvested in additional shares of Series C Preferred Stock at a cost equal to the value determined as described in note 3. These shares are then subject to the same guaranteed minimum value. The Series C Preferred Stock may be held only by the ESOP trustee. It is convertible into Travelers Group Inc. common stock at the option of the issuer at a .80423 conversion rate on or after January 1, 1998.

   The Series C Preferred Stock is allocated to participants by a method that considers the debt service requirements of the ESOP. To the extent that the shares allocated by this method are not sufficient to meet the Company's matching obligation under the Plan, the Company will contribute additional Series C Preferred Stock, common stock or cash to the ESOP trust or will borrow from the shares to be allocated in the next year. In 1994, the shares released as collateral for the loan and the shares from withdrawals exceeded the Company's matching obligation under the Plan resulting in 157,823 shares of Series C Preferred Stock which are not allocated to participant's accounts. These unallocated shares will be used in the future to meet the Company's matching obligation. The 1993 matching obligation was met by shares allocated by the debt service requirements. The 1992 matching obligation was met by the shares allocated by the debt service requirements and a contribution of 184,397 additional shares of Series A preference stock in January 1993.

   As of December 31, 1994 and 1993, participants in the ESOP had an aggregate beneficial interest in Series C Preferred Stock totaling
   $143.2 million and $146.9 million, respectively, (2,681,335 shares in 1994 based on the $53.40 per share estimated fair value at December 31, 1994 and 2,449,164 shares in 1993 based on the $60.00 per share estimated fair value at December 31, 1993). In addition, at December 31, 1994 the ESOP had an aggregate beneficial interest in Series C Preferred Stock totaling $8.4 million, (157,823 shares based on the $53.40 per share estimated fair value at December 31, 1994) which were unallocated to participants in the ESOP. There was no such corresponding unallocated amount at December 31, 1993.

   Upon termination of employment, the participant or their surviving spouse or beneficiary will receive a lump sum distribution of the participant's vested account balance, or , if the account balance exceeds $3,500 at such time, the beneficiary may elect to defer payment or receive periodic installments based on various methods. If the termination of employment is due to retirement, total and permanent disability or death, a participant (or surviving spouse) may have the proceeds of the distribution used to purchase an annuity contract for their benefit.

   The Plan allows active, salaried employees to borrow up to 50% of their vested balance from the Plan not to exceed the total of their Fixed (Fund 2) balance, subject to the maximum limitations set forth in the Internal Revenue Code. All loans pay interest at a fixed rate set by the plan administrator that is at least equal to the Fixed (Fund 2) interest rate at the time of origination.

         THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN

1. PLAN DESCRIPTION, Continued

   As a result of the merger, the Plan cannot be amended or modified in any way prior to December 31, 1995 that would reduce or adversely affect the benefits provided by the Plan immediately prior to the merger.
   Following the merger and until December 31, 1995, there can be no merger, consolidation or termination of the Plan. After December 31, 1995, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

   More detailed information as to contribution, loan, withdrawal and termination provisions and federal income tax effects of the Plan to participants is contained in the Plan prospectus.

2. INVESTMENT ALTERNATIVES

   Pursuant to the Plan, eligible employees of the Company may elect to invest their basic and supplemental contributions, as defined by the Plan, in several investment alternatives. The investment alternatives include: a group annuity contract issued by The Travelers Insurance Company, a subsidiary of TIG, having a fixed interest rate subject to annual adjustment (Fund 2); common stock of The Travelers Corporation through December 31, 1993 and common stock of Travelers Group Inc. effective January 1, 1994 (Fund 3); participation in The Travelers Large Cap Index Fund through December 31, 1993 and participation in State Street Global Advisors S&P 500 Flagship Fund effective January 1, 1994 (Fund 4); or participation in The Travelers Small Cap Index Fund through December 31, 1993 and participation in State Street Global Advisors Russell 2000 Fund effective January 1, 1994 (Fund 8). Participants may invest their contributions in more than one fund. There were 26,907 and 27,158 persons participating in the plan at December 31, 1994 and 1993, respectively. This includes active, retired and terminated employee account balances.

   Effective January 1, 1987, the Plan was amended to prohibit contributions to individual retirement accounts. Prior to January 1, 1987, contributions were invested in a group annuity contract issued by The Travelers Insurance Company having a guaranteed fixed rate of interest for five plan years (Fixed-IRA (Fund 6)). There were 4,409 and 4,622 persons participating under the individual retirement account provisions at December 31, 1994 and 1993, respectively. This includes active, retired and terminated employee account balances.

         THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN

3.   SIGNIFICANT ACCOUNTING POLICIES

   Distributions Payable to Employees
   ----------------------------------

   In July 1993, the American Institute of Certified Public Accountants issued an audit guide entitled "Audits of Employee Benefit Plans With Conforming Changes as of May 1, 1993" (the Guide). The Guide prohibits the recognition as a liability of amounts allocated to participants who have withdrawn from the plan as of year-end, but for which distribution has not been made by year-end, in the statement of net assets available for plan benefits. Disclosure of such amounts, however, is required. Accordingly, the balances relating to distribution payable for each fund as shown below, have not been recorded as a liability in the statement of net assets available for plan benefits at December 31, 1994. These amounts have been recorded as distributions payable in the plan's Annual Return/Report of Employee Benefit Plan (Form 5500), in accordance with the Department of Labor's regulations.

                                               Distributions Payable at
   Fund                                          December 31, 1994
   ----                                          -----------------
   Fixed (Fund 2)                                $      3,755,292
   Common Stock - Employee (Fund 3)                     1,243,725
   Fixed IRA (Fund 6)                                   1,526,959
   S&P 500 Flagship Fund (Fund 7)                         449,053
   Russell 2000 Fund (Fund 8)                             142,251
   ESOP (Fund 9)                                          777,039
                                                 ----------------
   Total                                         $      7,894,319
                                                 ================

   Valuation of Investments
   ------------------------

   Fund 2: The amount held by The Travelers Insurance Company's general account under a group annuity contract is represented by contributions received and interest credited and reduced by amounts disbursed to participants. This contract provides for the repayment of principal and the crediting of interest. For 1994, 1993 and 1992, the annual interest rates earned under this contract were 6.6%, 7.5% and 8.5%, respectively. The group annuity contract is valued at contract value which approximates fair value.

   Fund 3: At December 31, 1994, Fund 3 held 4,892,702 shares of common stock of Travelers Group Inc. At December 31, 1993, Fund 3 held 2,728,795 shares of common stock of The Travelers Corporation, which were converted into 2,194,579 shares of common stock of Travelers Group Inc.

         THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN

3. SIGNIFICANT ACCOUNTING POLICIES, Continued

   Valuation of Investments, Continued
   ------------------------

   At December 31, 1993, Fund 5 (which is included with Fund 3 for these financial statements) held 3,274,335 shares of common stock of The Travelers Corporation, which were converted into 2,633,318 shares of common stock of The Travelers Inc. The converted value of Travelers Group Inc. common stock at December 31, 1993 was approximately $38.70. At the time of the merger, the shares of common stock of The Travelers Corporation that were held for plan participants were exchanged for Travelers Group Inc. common stock, at the exchange rate of .80423 shares of Travelers Group Inc. common stock for each share of The Travelers Corporation common stock. The closing price of The Travelers Corporation common stock at December 31, 1993 was $31.125. The shares are carried at fair market value. The market price of the shares of Travelers Group Inc. at December 31, 1994 was $32.375.

   Fund 6: The amount held by The Travelers Insurance Company's general account under a group annuity contract for individual retirement accounts is increased by interest credited and reduced by amounts disbursed to participants. This contract provides for the repayment of principal and the crediting of interest. No contributions have been allowed since December 31, 1986. For amounts left on deposit for the 1994, 1993 and 1992 plan periods, the interest rates guaranteed by the Company were 5.7%, 7.05% and 8.00%, respectively. These rates are guaranteed for five plan years. Early withdrawal penalties apply. The group annuity contract is valued at contract value which approximates fair value.

   Fund 7: The State Street Global Advisors S&P 500 Flagship Fund is an investment fund managed by The State Street Bank and Trust Company. The Travelers Large Cap Index Fund was a pooled separate account of The Travelers Insurance Company, and terminated on December 31, 1993. The principal investment objective of both funds is to track the return of the Standard and Poor's 500 Stock Index. The investments in both funds are carried at fair value based on quoted market prices. At December 31, 1994, the Plan held approximately 644,778 units at a unit value of $70.561 per unit.

   Fund 8: The State Street Global Advisors Russell 2000 Fund is an investment fund managed by The State Street Bank and Trust Company. The Travelers Small Cap Index Fund was a pooled separate account of The Travelers Insurance Company, and terminated on December 31, 1993. The principal investment objective of both funds is to track the return on the Russell 2000 Small Stock Index. The investment in both funds are carried at fair value based on quoted market prices. At December 31, 1994, the Plan held approximately 2,307,860 units at a unit value of $12.852 per unit.

         THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN

3. SIGNIFICANT ACCOUNTING POLICIES, Continued

   Valuation of Investments, Continued
   ------------------------

   Fund 9: The principal objective of the ESOP is to invest the Company's matching contributions in shares of the Series C Preferred Stock. The Series C Preferred Stock is carried at estimated fair value, which is the greater of the minimum value of $53.25 per share or estimated fair market value as determined from an appraisal prepared by an independent appraiser ($53.40 as of December 31, 1994). The appraiser is selected by the ESOP trustee with the approval of TIG. The value of the Series C Preferred Stock was $53.40 and $60.00 per share at December 31, 1994 and 1993, respectively. Temporary cash funds pending permanent investment or distribution may be invested by the trustee in qualifying short-term investments as defined in the Trust Agreement. These short-term investments are carried at market value less accrued interest thereon, which is included in investment income accrued. Short-term investments consist of short-term money market accounts and investment grade commercial paper which are valued at fair value based on quoted market prices.

   Other
   -----

   The financial statements are prepared on the accrual basis of accounting.

   Purchases and sales of investments are recorded on the trade date.

   Purchases and sales of The State Street Global Advisors S&P 500 Flagship Fund and The State Street Global Advisors Russell 2000 Fund participation units are recorded on the valuation dates.

   Dividend income and capital gain distributions are recognized on the ex-dividend date. Interest income is recorded when earned.

   Interest expense is recorded when incurred.

   Net appreciation (depreciation) in the fair value of investments consists of the realized gains or losses and the unrealized appreciation (depreciation) on investments, and is reflected in the statement of changes in net assets available for plan benefits.

   Participants forfeitures are carried in Plan assets for a period of five years. If a formerly terminated participant is reemployed by the Company within that 5 year period, the forfeited amount relating to their account is returned to the participant. If the participant is not reemployed at the expiration of the 5 year period, forfeitures by Plan participants are used to reduce Company matching obligations under the Plan.

   Certain prior year amounts have been reclassified to conform with the 1994 presentation.

         THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN

4. TAX STATUS

   The Internal Revenue Service issued a Determination Letter on March 11, 1986, which stated that the Plan and its underlying Trust qualify under
   Section 401(a) of the Internal Revenue Code (the "Code") and, therefore, are exempt from federal income taxes under Section 501(a). Subsequent to the determination, the Plan has been restated.

   The Plan administrator has applied for a new Determination Letter on the Plan as restated. However, in the opinion of the Plan's administrator and tax counsel, the Plan is designed and is being operated within the terms of the Plan document and in compliance with the applicable requirements of the Code.

5. FEES AND EXPENSES

   Transaction Fees
   ----------------

   Participants in The Travelers Small Cap Index Fund were assessed transaction fees through July 7, 1993. Transaction fees were discontinued after this date due to The Travelers Insurance Company's decision to terminate this and other index funds. Transaction fees were assessed on deposits, withdrawals and transfers based on actual brokerage and commission cost incurred on net participant activity, allocated on a pro rata basis. Transaction fees assessed to The Travelers Small Cap Index Fund (Fund 8) on purchases of units were added to the investment basis. Transaction fees assessed to The Travelers Small Cap Index Fund (Fund 8) on sales of units were included in net appreciation (depreciation) in the fair value of investments.

   Administrative Expenses
   -----------------------

   All expenses (excluding expenses incurred in connection with the purchase and sale of securities) incurred in administering the plan are paid by TIG. The administrative expenses paid amounted to $1,600,640, $1,611,744 and $1,678,926 for the years ended December 31, 1994, 1993 and 1992, respectively.

   Trustee fee expenses assessed to the ESOP are reimbursed by TIG. Trustee fee expenses of the ESOP amounted to $88,968, $91,387 and $82,035 for the years ended December 31, 1994, 1993 and 1992, respectively.

6. SUBSEQUENT EVENT

   On January 3, 1995, the Company contributed its medical businesses to the MetraHealth Companies, Inc. (MetraHealth), a newly formed joint venture. The employees transferred from the Company to MetraHealth who are currently participants in, or who may with the passage of time become eligible for participation in, the Plan will continue to participate in the Plan while they are employees of MetraHealth, for a period ending not earlier than December 31, 1995, on the same basis as if they were employees of the Company. This arrangement is unaffected by Travelers' agreement, on June 25, 1995, to United Health Care Corporation's proposed acquisition of MetraHealth.

         THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN

7.   PLAN PARTICIPANTS

   The following affiliates and former affiliates of The Travelers Insurance Group Inc. have participated in the Plan during the past three years:

   The Travelers Insurance Group Inc.
   The Travelers Insurance Company
   The Travelers Indemnity Company
   The Phoenix Insurance Company
   The Charter Oak Fire Insurance Company
   The Travelers Investment Management Company
  *The Travelers Corporation
   The Travelers Indemnity Company of Connecticut
   The Travelers Indemnity Company of America
   The Travelers Indemnity Company of Illinois
   MetraHealth Insurance Company
   Travelers Mortgage Securities Corporation
   The Travelers Life and Annuity Company
  *The Travelers Life Insurance Company
   The Travelers Health Network, Inc. and Subsidiaries
   Constitution Plaza, Inc.
   The Plaza Corporation
   The Prospect Company
   The Center for Corporate Health, Inc.
   ConServCo, Inc.
  *Bankers and Shippers Insurance Company
   Travelers Specialty Property Casualty Company, Inc.
  *The Constitution State Insurance Company
   Constitution State Service Company
  *The Massachusetts Company, Inc.
   Travelers Asset Management International Corporation
  *Travelers/EBS, Inc.
   Travelers Medical Management Services
   Travelers Equities Sales, Inc.
   The Travelers Realty Investment Company
   KP Properties Corporation
   First Trenton Indemnity Company
  *Burlington Acceptance Corporation
  *Bankers and Shippers Indemnity Company
   Premier Insurance Company of Massachusetts
   Travelers Home and Marine Insurance Company
   TravCo Insurance Company

  *Former Affiliate




                      THE TRAVELERS SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN

                      ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                                         at December 31, 1994
                                         ---------------------


                                                                                  Current
Identity of Issuer          Description                   Cost                    Value
- - ------------------          -----------                   ----                    -----
*Travelers Group Inc.       Common stock, par value       $  189,150,418          $  158,401,227
                            $.01 (4,892,702 shares)

*The Travelers              Investment in group           $  504,584,794          $  504,584,794
    Insurance Company       annuity contracts

State Street Global         Investment in Flagship        $   44,874,039          $   45,496,180
    Advisors                Fund

State Street Global         Investment in Russell         $   30,175,512          $   29,660,853
    Advisors                2000 Fund

*Travelers Group Inc.       Series C Preferred Stock      $  235,131,079          $  235,303,415
                            (4,406,431 shares)

*Participant Loans          7.5% through 12.5%            $   22,191,958          $   22,191,958

Ford Motor                  5.25% commercial paper        $    3,808,000          $    3,808,000
    Credit Company          dated 10/3/94 maturing
                            1/3/95

Fidelity                    U.S. Treasury Income          $       74,018          $       74,018
                            Portfolio Daily Money
                            Fund

Citibank                    Short-Term Liquid             $        3,259          $        3,259
                            Reserve Fund



*  Represents party-in-interest.
